EXHIBIT C

to the Custody Agreement

Fund Names

Separate Series of the Dunham Funds

Name of Series	Date Added

Dunham Loss Averse Growth Fund*	on or after March 30, 2010
Dunham Corporate/Government Bond Fund
Dunham High-Yield Bond Fund
Dunham Monthly Distribution Fund
Dunham Appreciation & Income Fund
Dunham Large Cap Value Fund
Dunham Real Estate Stock Fund
Dunham International Stock Fund
Dunham Small Cap Value Fund
Dunham Large Cap Growth Fund
Dunham Small Cap Growth Fund
Dunham Emerging Markets Stock Fund
Dunham Focused Large Cap Growth Fund	on or after December 1, 2011
Dunham Alternative Income Fund	on or after August 31, 2012

*Now named Dunham Loss Averse Equity Income Fund